Exhibit 10.3

LOAN AGREEMENT

THIS AGREEMENT, dated January 25, 2006  is made and entered into by and among Adron Holdings, LLC (“Adron”), a Minnesota limited liability company having its principal offices at 715 Florida Avenue S., Suite 411, Golden Valley MN 55426, ProUroCare, Inc. (“ProUroCare”), a Minnesota corporation having its principal offices at One Carlson Parkway, Suite 214, Plymouth MN 55446, Maury Taylor II (“Taylor”), a Minnesota resident, and David Koenig (“Koenig”), a Minnesota resident..

WHEREAS, Ron Musich (“Musich”) and Adrian Johnson (“Johnson”) are Governors of Adron and jointly hold total ownership of Adron through entities which they own or control; and

WHEREAS, Musich and Johnson are each personal guarantors of a $300,000 loan which ProUroCare has with Venture Bank (“Bank Loan”); and

WHEREAS, ProUroCare is delinquent in the payment of interest owed to Venture Bank on the Bank Loan; and

WHEREAS, ProUroCare desires to enter into an Agreement with Adron whereby ProUroCare can secure additional funds to, in part, assist ProUroCare in meeting its continued

obligations owed on the Bank Loan, and

WHEREAS, Taylor and Koenig each desire to personally guarantee a portion of the obligations of ProUroCare under this Agreement;

THE PARTIES AGREE AS FOLLOWS:

1. Adron agrees to loan to ProUroCare an amount of Twenty Three Thousand Dollars and No Cents ($23,000.00), receipt of which is acknowledged by ProUroCare. ProUroCare agrees to repayment of this amount pursuant to the Promissory Note which is attached as Exhibit A.

2. As consideration for the Promissory Note in addition to the amounts to be paid pursuant to the terms of the attached Promissory Note, ProUroCare agrees to issue to Adron a 50,000 warrant to acquire 50,000 shares of ProUroCare common stock, each exercisable at $.50 per warrant, with an expiration date of five years from the date of issuance.

3. ProUroCare agrees that, in the event ProUroCare defaults under the terms of the Promissory Note, including the failure to pay any of the amounts due and payable under such Note, ProUroCare will issue to Adron an additional warrant to acquire 50,000 shares of ProUroCare common stock, each exercisable at $.50 per share, with an expiration date of five years from the date of issuance. This right to receive warrants shall be in addition to any remedies available to Adron to enforce the terms of the Note and/or personal guaranties of Taylor and/or Koenig, and to enforce any other rights Adron may have against any of the parties, including any relating to the Bank Loan.

5. Taylor and Koenig each agrees to personally guarantee one half of the obligations of ProUroCare under the Promissory Note, as evidenced by the Personal Guaranties attached as Exhibit B.

6. This Agreement shall be governed by the laws of the State of Minnesota and any litigation commenced to enforce the terms of this Agreement and/or those of either the Promissory Note or the Revolving Credit Note shall be brought in Hennepin County, Minnesota.

7. This Agreement may not be assigned by ProUroCare without the written consent of Adron.

ProUroCare, Inc.

By	/s/Richard b. Thon
Its	CFO

/s/ Maury Taylor II
Maury Taylor II

/s/ David F. Koenig
David Koenig

Adron Holdings, LLC

By	/s/ Adrian Johnson
Its Chief Manager